UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Here Collection LLC

(Exact name of issuer as specified in its charter)

Delaware	87-1896999
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Brickell Ave, 10th Floor, Miami, FL (Address of principal executive offices)	33131 (Zip Code)

407-553-2453
Issuer’s telephone number, including area code

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in our offerings;

•	our ability to attract and retain investors;

•	risks associated with breaches of our data security;

•

public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

•	climate change and natural disasters that could adversely affect our properties and our business;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased vacation rental rates or increased vacancy rates;

•	our failure to successfully operate acquired properties and operations;

•	exposure to liability relating to environmental and health and safety matters;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	our level of debt and the terms and limitations imposed on us by our debt agreements;

•	the need to invest additional equity in connection with debt refinancings as a result of reduced asset values;

•	our ability to retain our executive officers and other key personnel of our advisor, our property manager, and their affiliates;

•	expected rates of return provided to investors;

•	the ability of our Manager and its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•

legislative or regulatory changes impacting our business or our assets (including the Securities and Exchange Commission (“SEC”) guidance related to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”));

•

changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our compliance with applicable local, state and federal laws; and

•	changes to U.S. generally accepted accounting principles (“U.S. GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1.	Business

Overview

Here Collection, LLC (the “Company” or “Here Collection”) was organized in the State of Delaware on June 15, 2021, as a wholly owned subsidiary of Here Investments Inc. (“Here Investments”). Here Collection is an investment vehicle that intends to enable investors to own fractional ownership of a specific vacation rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the Company entitles the investor to the potential economic benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

The Company has established and intends to continue to establish separate series (each a “Series”) for the holding of vacation rental properties to be acquired by the Company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the Company will be enforceable against the assets of the applicable Series only, and not against the assets of the Company. In addition, Here Collection will manage all underlying assets related to the various Series including the sales of property, property vacation bookings, maintenance and insurance. The Company intends to treat each Series as a separate entity for U.S. federal income tax purposes and that each Series will be treated as a corporation for U.S. federal income tax purposes.

Here Investments is the managing member (in such capacity, the “Managing Member”) of Here Collection. Here Investments was incorporated in the State of Delaware on February 22, 2021. Here Investments is a real estate investment platform that allows individual investors to have direct access to quality vacation rental estate investment opportunities and invest in individual vacation rental properties.

Series Offering Table

The table below shows key information related to the Offering of each Series pursuant to Regulation A of the Securities Act of 1933, as amended, (“Regulation A”), as of December 31, 2022.

Series Name	Underlying Asset(s)	Offering Price per Series Interest	Offering Size	Subscribed Series Interests	Initial Qualification Date	Open Date	Closing Date	Offering Status
Series #1	A residential property located at 1989 Loraine Rd., Largo, FL 33774	$1.00	$389,340	389,340	02/28/2022	03/01/20222	04/05/2022	Closed

Series #2	A residential property located at 335 Maple Ridge Dr., Big Bear City, CA 92314	$1.00	$449,444	449,444	06/13/2022	06/13/2022	08/11/2022	Closed

Series #3	A residential property located at 1182 Ski Mountain Rd., Gatlinburg, TN 37738	$1.00	$393,939	393,939	06/13/2022	06/13/2022	08/15/2022	Closed

Series #4	A residential property located at 4726 Avenida La Flora Desierta, Joshua Tree, CA 92252	$1.00	$568,723	568,723	06/13/2022	06/13/2022	09/12/2022	Closed

Series #6	A residential property located at 3903 Mendocino Dr, Galveston, TX 77554	$1.00	$512,176	512,176	08/16/2022	08/16/2022	09/19/2022	Closed

Series #7	A residential property located at 24 Tano Vida, Santa Fe, NM 87506	$1.00	$1,189,570	1,189,570	08/16/2022	08/16/2022	09/13/2022	Closed

Series #8	A residential property located at 326 Tanglewood Cv, Blue Ridge, GA 30513	$1.00	$558,383	558,383	08/16/2022	08/16/2022	09/13/2022	Closed

Series #9	A residential property located at 4520 N Quartz Hill Dr, Tucson, AZ 85750	$1.00	$883,283	883,283	09/06/2022	09/06/2022	11/14/2022	Closed

Series #11	A residential property located at 25 E Circle Dr, Sedona, AZ 86336	$1.00	$1,445,454	1,445,454	09/06/2022	09/06/2022	10/17/2022	Closed

Series #13	A residential property located at 6572 Serviceberry Dr, Park City, UT 84098	$1.00	$850,498	850,498	09/26/2022	09/26/2022	12/08/2022	Closed

The table below shows key information related to the Offering of each Series pursuant to Regulation A subsequent to December 31, 2022.

Series Name	Underlying Asset(s)	Offering Price per Series Interest	Offering Size	Subscribed Series Interests	Initial Qualification Date	Open Date	Closing Date	Status

Series #16	A residential property located at 2000 Aska Rd, Blue Ridge, GA 30513	$1.00	$694,949	694,949	01/24/2023	01/25/2023	02/22/2023	Closed
Series #17	A residential property located at 3 W Lake Ct, Sunrise Beach, MO 65079	$1.00	$879,343	879,343	02/27/2023	02/28/2023	--	Open
Series #18	A residential property located at 22802 Ann Miller Rd, Panama City Beach, FL, 32413	$1.00	$1,410,101	1,410,101	03/20/2023	03/21/2023	--	Open

Recent Developments

As of the date of this Annual Report, the Company has qualified under Regulation A offerings of 13 Series and such Series have raised aggregate offering proceeds of $7,935,759 and acquired 11 properties.

Plan of Operations

The Company intends to focus on acquiring properties located in the United States, that are expected to include:

●	single family homes;

●	condominium units; and

●	small multi-family properties.

The Company may borrow funds to purchase its properties. While there are no restrictions on the amount that may be borrowed, the Managing Member expects that the loan to value ratio for underlying assets will not exceed 50%.

The Company chooses properties based on large-scale historical and marketing data and rich real-estate experiences from our Managing Members’ team of real-estate experts. Some factors we look to include:

●	properties located in vacation destinations;

●	above local average market cap rate for all types of real estate properties, such as multi-families, single-families, and commercial buildings;

●	location in a geographic region where there is room for appreciation; and

●	well-maintained structures to avoid future risks.

Intended Business Process

Generally, the Company and Here Investments intend to arrange for the purchase of a specific residential property either directly by a Series or by Here Investments or one of Here Investments’ wholly owned subsidiaries, as described below:

●

Direct Purchase by Here Investments. If Here Investments or one of its subsidiaries purchases the property directly, then, after the relevant Series has obtained sufficient financing, Here Investments would sell the property to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, renovation costs and furnishing expenses incurred by Here Investments prior to the sale to a Series.

●

Direct Purchase by a Series. In cases where Here Investments identifies and intends to have a Series purchase that property directly from a third party seller, Here Investments would direct such Series to use the proceeds of the offering for that Series to purchase the property and may finance a portion of the purchase price with a mortgage or other third party financing.

Here Investments or an affiliate may provide a loan to a Series to finance all or part of the purchase price of the property that would be repaid with the proceeds of the offering for that Series. Intercompany loans to facilitate the purchase of a property between Here Investments or an affiliate of Here Investments, on the one hand, and a Series, on the other hand, would generally have the following terms:

●

Interest: Interest will accrue on amounts outstanding under the loan at an annual fixed rate, simple interest, and would be payable upon maturity or upon full prepayment of the loan. The interest rate is expected to be equal to 2.5% above the existing prime rate at the time the loan is made.

●	Security: The loan would be unsecured.

●

Default: Notwithstanding anything to the contrary in the loan agreement, if the borrower defaults in the performance of any obligation under the loan agreement, then the lender may declare the principal amount owing and interest due under the loan agreement at that time to be immediately due and payable.

●	Prepayment: No prepayment penalty.

●	Maturity: The later of (i) the final closing of a Series offering and (ii) such later date determined by Here Investments.

Marketing/Distribution Channels

We market our properties primarily through the following vacation rental platforms:

AirBNB

Vrbo

Expedia (which integrates Vrbo listing)

Each of these platforms enables travelers to search for available lodgings in a particular city or geographic area for the duration of their intended stay. The platforms facilitate travelers’ bookings by reserving the days booked at a particular property, accepting traveler payments, including security deposits, remitting payments to us and refunding, as needed, security deposits and payments related to cancellations. We pay these platforms a service fee and/or credit card processing fee in connection with each booking.

Competition

The Company competes with many others engaged in real estate in general and vacation rental operating activities in particular, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. In particular, the Company intends to list its vacation rental properties through established vacation rental booking platforms, such as AirBNB and Vrbo, and the Company’s properties will compete with all other properties listed on those sites in the vicinity of a Series’ property, as well as other traditional accommodations such as hotels that may have built-in client bases, significantly greater resources, and the ability to withstand economic downturns or off-peak vacancies. This market is competitive and rapidly changing. Significant increases in the number of listings for short-term vacation rentals in the geographic areas where the Company’s properties are located, if not met by a similar increase in demand for short-term rentals, is likely to cause downward pressure on rental rates and, potentially, impact the value of each underlying asset. The Company expects competition to persist and intensify in the future, which could harm a Series’ ability to generate sufficient rental income from its vacation property or the Company’s ability to acquire additional properties on terms that investors find to be reasonable.

Employees

Here Collection currently has 0 full-time employees and 0 part-time employees.

Here Investments, as the Managing Member of the Company and the Managing Member of Here PM LLC (“Here PM”, and in its role as property manager, the “Property Manager”) and of each of the Series, currently has 12 full-time employees, including its CEO Corey Walters, all of whom work remotely.

Intellectual Property

Here Investments has applied for the trademark protection for “Here.”  As of the date of this Annual Report, the application is still pending.

Regulation

As an owner/operator of vacation rental properties, we are subject to federal, state and local regulations governing short-term rental operations, most notably tax regulations and licensing requirements that differ from state to state and city to city. We are also subject to federal, state and local laws that affect property ownership generally, including environmental laws, certificates of occupancy limitations, and laws related to accommodations for persons with disabilities. See the discussion in the “Risk Factors” section contained in our latest Offering Circular regarding some of these regulations and the risks they pose for our business.

The Company believes it is in compliance with all necessary federal, state, and local regulations involved in its business.

Litigation

As of the date of this Annual Report, the Company is not a party to any litigation.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest Offering Circular, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of interests in each of our Series (collectively, “Series Interests”).

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes thereto contained in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the statements regarding forward-looking information. See “Statements Regarding Forward-Looking Information”. Unless otherwise indicated, the latest results discussed below are as of December 31, 2022.

Offering Results

During the period from inception to December 31, 2021, the Managing Member, as the Company’s sole member, advanced the Company $230 to pay for initial formation costs, resulting in total expenses of $230 and a net loss of $230.

During the year ended December 31, 2022, the Company commenced Regulation A offerings of 10 Series and such Series have raised aggregate offering proceeds of $7,240,810 and acquired 10 properties.

Results of Operations

The following table sets forth key components of our results of operations during the year ended December 31, 2022. We did not have any results of operations during the year ended December 31, 2021.

Total Combined for all Series	Year	Year
	Ended	Ended
	December 31,	December 31,
	2022	2021

Rental Revenue	$108,046	-
Total Revenue	108,046	-

Operating Expenses:
Repairs and maintenance	45,380	-
Depreciation	37,992	-
Utilities	26,563	-
Insurance expense	29,806	-
Property taxes	34,321	-
Property management fees	20,426	-
Asset management fees	43,487	-
Total operating expenses	237,975	-

Loss from operations	-129,929	-

Interest & other expenses
Interest expense	-142,500	-
Other expenses	-31,694	-
Total interest & other expenses	-174,194	-

Net loss	($304,123)	-

Revenues

Revenues are generated at the Series level. Each Series generates revenue through rental income earned from its underlying property. Our total revenue for all Series was $108,046 for the year ended December 31, 2022.

Series	Year Ended December 31, 2022	Year Ended December 31, 2021
Series #1	$25,835	-
Series #2	19,840	-
Series #3	28,759	-
Series #4	-	-
Series #6	16,095	-
Series #7	14,851	-
Series #8	2,666	-
Series #9	-	-
Series #11	-	-
Series #13	-	-
Total	$108,046	-

Operating Expenses

The operating expenses incurred by each Series prior to such Series acquiring title to its underlying property from Here Investments are paid by the Managing Member, subject to reimbursement from the applicable Series. For more information about the operating expenses of the Series, please see “Summary—Compensation Paid to our Managing Member and its Affiliates” of our Offering Circular, and which is incorporated herein by reference.

For the year ended December 31, 2022, the Series in the aggregate incurred $174,061 in operating expenses (on a total combined basis).

Series	Year Ended December 31, 2022	Year Ended December 31, 2021
Series #1	$33,204	-
Series #2	30,627	-
Series #3	19,902	-
Series #4	9,749	-
Series #6	29,091	-
Series #7	28,930	-
Series #8	10,956	-
Series #9	4,690	-
Series #11	4,828	-
Series #13	2,083	-
Total	$174,061	-

Net Income/(Loss)

As a result of the cumulative effect of the foregoing factors, we generated aggregate net losses of $304,123 for the year ended December 31, 2022.

Series	Year Ended December 31, 2022	Year Ended December 31, 2021
Series #1	$(15,037)	-
Series #2	(49,573)	-
Series #3	(22,133)	-
Series #4	(41,115)	-
Series #6	(31,893)	-
Series #7	(50,645)	-
Series #8	(24,474)	-
Series #9	(19,520)	-
Series #11	(38,366)	-
Series #13	(11,369)	-
Total	$(304,123)	-

Distributions

To date, we have declared the following distributions for holders of our Series Interests:

Series of Here Collection LLC	Distribution Date	Amount of Distribution per Series Interest	Form 1-U
Series #1	07/29/2022	$0.018	1-U
Series #1	11/30/2022	$0.013	1-U
Series #1	02/16/2023	$0.025	1-U
Series #2	02/16/2023	$0.008	1-U
Series #3	02/16/2023	$0.006	1-U
Series #4	02/16/2023	$0.013	1-U
Series #6	02/16/2023	$0.003	1-U
Series #7	02/16/2023	$0.013	1-U
Series #8	02/16/2023	$0.006	1-U

Redemption Plan

In order to provide an opportunity to investors who need to establish liquidity after acquiring Series Interests, each Series provides a limited redemption right to investors. Subject to Section 7.5 of the Company’s Second Amended and Restated Limited Liability Company Agreement (our “Operating Agreement”) and unless stated otherwise in the applicable Series Designation (as defined in our Operating Agreement), a Member (as defined in our Operating Agreement) associated with one or more Series may request the redemption of his, her, or its Series Interests as follows:

●

For redemption requests made in the first twelve (12) months following the acquisition of Series Interests in an offering, the redemption price will be equal to eighty percent (80%) of the purchase price of the Series Interests being redeemed reduced by (i) the aggregate sum of distributions already paid to the Member with respect to such Series Interests, rounded down to the nearest cent, and (ii) the aggregate sum of distributions, if any, that are declared but unpaid with respect to such Series Interests subject to the redemption request.

●

For redemption requests made in the second twelve (12) months following the acquisition of Series Interests in an offering, the redemption price will be equal to ninety percent (90%) of the purchase price of the Series Interests being redeemed, which will not be reduced by the aggregate sum of distributions, if any, that have been paid with respect to such Series Interests prior to the date of the redemption request or have been declared by the Managing Member but are unpaid with record dates during the period between the redemption request date and the redemption date.

●

For redemption requests made thereafter, the redemption price will be equal to one-hundred percent (100%) of the purchase price of the Series Interests being redeemed and will similarly not be reduced by paid or declare but unpaid distributions.

●	Among other limitations detailed in the Operating Agreement, Members in the aggregate are limited to redemption requests of up to ten percent (10%) of the Series’ then cash flow.

The Managing Member may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect the Series’ operations and non-redeemed Members, to prevent an undue burden on the Series’ liquidity, to maintain the Company’s tax status, to comply with federal securities laws and regulations, or for any other reason.

Critical Accounting Policies

Our accounting policies have been established to conform with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates on the Company’s financial statements and the reported amounts of revenue and expenses during the reporting periods. We believe that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements.

For further information please see Note 2, Summary of Significant Accounting Policies, in our financial statements.

Liquidity and Capital Resources

The Company’s capital resources are derived from operating cash flow, once it has raised sufficient funds through the offering of Series Interests to acquire vacation rental properties. Each Series will be dependent on the net proceeds from its offering for funding to acquire these properties. Each Series will be dependent upon raising the full offering amount. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

For more information please see Note 1, Organization, Nature of Activities and Going Concern, in our financial statements.

As of December 31, 2022, the Series held no cash.

Our Investments

As of the date of this Annual Report, Here Collection owns the following properties that were acquired by the below Series following the completion of the offering of its Series Interests:

Series	Property	Mortgage Balance
Series #1:	A residential property located at 1989 Loraine Rd., Largo, FL 33774 (the “Largo Property”).	$0
Series #2:	A residential property located at 335 Maple Ridge Dr., Big Bear City, CA 92314 (the “Big Bear Property”).	$481,200
Series #3:	A residential property located at 1182 Ski Mountain Rd., Gatlinburg, TN 37738 (the “Gatlinburg Property”).	$390,000
Series #4:	A residential property located at 4726 Avenida La Flora Desierta, Joshua Tree, CA 92252 (the “Joshua Tree Property”).	$530,400
Series #6:	A residential property located at 3903 Mendocino Dr, Galveston, TX 77554 (the “Galveston Property”).	$324,500
Series #7:	A residential property located at 24 Tano Vida, Santa Fe, NM 87506 (the “Santa Fe Property”).	$742,500
Series #8:	A residential property located at 326 Tanglewood Cv, Blue Ridge, GA 30513 (the “Tanglewood Property”).	$320,000
Series #9:	A residential property located at 4520 N Quartz Hill Dr, Tucson, AZ 85750 (the “Sabino Property”).	$422,500
Series #11:	A residential property located at 25 E Circle Dr, Sedona, AZ 86336 (the “Terracotta Property”).	$745,000
Series #13:	A residential property located at 6572 Serviceberry Dr, Park City, UT 84098 (the “Snowdancer Property”).	$499,950
Series #16	A residential property located at 2000 Aska Rd, Blue Ridge, GA 30513 (the “Mountaineer Property”).	$390,000

Market Outlook

Short-term Rental Market

General

The AirDNA U.S. Short-Term Rental Outlook report for 2023 indicates that despite some economic concerns, the vacation rental industry remains strong, with continued growth in demand for short-term rentals. The report shows a significant increase in demand for smaller, more remote locations, which may provide opportunities for investment in vacation rental properties.

The report also suggests that the short-term rental industry has recovered from covid more nimbly than conventional lodging and recently reached all-time highs in supply, demand, and total revenue. Additionally, with employment remaining strong and consumer interest increasingly turning to travel, the diverse and often affordable experiences offered by short-term rentals (STRs) are likely to continue to draw crowds in 2023. Overall, the report's findings suggest that investing in vacation rentals can be a promising opportunity for those looking to capitalize on the travel industry's ongoing recovery.

2023 Forecast from AirDNA as of December 2022

•1,424,441 Available Listings

•9% Increase in Nights Listed

•5.5% Increase in Demand

•56.4% Occupancy

•ARDR if $278.19

•1.7% Increase in ADR

•RevPAR (Revenue per available room) of $156.98

•RevPar Decrease in 2023 of 1.6%

Real Estate Market

According to the National Association of Realtors®’ recent research as of March 2023, nationwide existing-home sales median price went up 4.2% year-over-year. Meanwhile, the total number of home sales dropped 32.5%, and the average days on market rose from 17 days to 34 days.

Sales of new single-family houses in February 2023 were at a seasonally adjusted annual rate of 640,000, according to estimates released jointly in March, 2023 by the U.S. Census Bureau and the Department of Housing and Urban Development. This is 19 percent below the February 2022 estimate of 790,000. The median sales price of new houses sold in February 2023 was $438,200. The seasonally-adjusted estimate of new houses for sale at the end of February 2023 was 436,000. This represents a supply of 8.2 months at the current sales rate.

According to the U.S. Census Bureau, approximately 6.6% of the housing units in the United States in the fourth quarter of 2022 were vacant. Purchasing a home is often one of the largest investments that individuals make. Home ownership accounts for a significant portion of households’ net worth in the United States. Owner-occupied housing units made up about 65.9% of total households, while renter-occupied units made up around 28% of the inventory in the fourth quarter of 2022.

Going Concern

The accompanying financial statements have been prepared assuming the Company and each Series will continue as a going concern. The Company will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund operations through proceeds from offerings, revenues generated and debt and/or equity financing arrangements. There are no assurances that management will be able to raise capital on terms acceptable to the Company.  If it is unable to obtain enough additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

Off-Balance Sheet Arrangements

As of December 31, 2022 and December 31, 2021, we had no off-balance sheet arrangements.

Related Party Transactions

For further information regarding “Related Party Transactions,” please see Note 7, Related Party Transactions in our financial statements.

Subsequent Events

For further information regarding “Subsequent Events,” please see Note 10, Subsequent Events in our financial statements.

Item 3.	Directors and Officers

Our Managing Member

In accordance with the Operating Agreement and the Series Designation for each Series, Here Investments Inc. is the initial member of each Series. Here Investments Inc. is also the Managing Member of Here Collection. Finally, Here PM LLC, a wholly owned subsidiary of Here Investments Inc., is the Property Manager of each Series. The sole member of Here PM is Here Investments Inc. and its manager is Corey Ashton Walters. Biographical information for Mr. Walters is set forth below. Mr. Walters is the Chief Executive Officer, Chief Financial Officer, and Director of Here Investments Inc.

Name	Position	Age	Date of Appointment	Full Time/ Part Time
Corey Ashton Walters	Chief Executive Officer, Chief Financial Officer, Director	32	February 23, 2021	Full Time

Corey Ashton Walters, Chief Executive Officer, Chief Financial Officer and Director

Prior to founding Here in 2021, Corey Walters co-founded Homeworthy in 2017, a technology enabled cloud real estate brokerage that served homeowners located in over 900 cities across the Pacific Northwest. As of 2021, Homeworthy is no longer in operation.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2022 and December 31, 2021, the Company did not compensate any director or executive officer of Here Investments for their services to Here Collection. As executive officers of our Managing Member, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Managing Member, we do not pay any compensation directly to these individuals.

Compensation of our Managing Member

For information regarding the compensation of our Managing Member, see “Summary—Compensation Paid to our Managing Member and its Affiliates” in our Offering Circular and Note 10, Related Party Transactions in our financial statements.

Item 4.	Security Ownership of Management and Certain Securityholders

At the closing of each Series offering, Here Investments, our Managing Member, must purchase a minimum of between 0.10% and 1.0% and may purchase a maximum of 51% of Series Interests through such offering, or such other minimum and maximum percentage amount as set forth in the applicable Series Certificate of Designation for the relevant Series, for the same price as all other investors.

The table below shows the Series Interests owned by our Managing Member as of the date of this Annual Report. Except as set forth in the table below, no person holds 10% or more of any Series.

Title of Class	Outstanding Series Interests Owned	Percentage Owned
Series #1	4,700	1.21%
Series #2	4,495	1.00%
Series #3	4,140	1.05%
Series #4	7,238	1.27%
Series #6	713	0.14%
Series #7	1,190	0.10%
Series #8	958	0.17%
Series #9	125,101	14.16%
Series #11	25,066	1.73%
Series #13	851	0.10%
Series #16	3,445	0.13%
Series #17	1,130	0.13%
Series #18	1,411	0.10%

The address for Here Investments, our Managing Member, is 1111 Brickell Ave, 10th Floor, Miami, Florida. Corey Ashton Walters owns all of the outstanding common shares of Here Investments and owns over 90% of Here Investments on a fully diluted basis (including unexercised options).

Item 5.	Interest of Management and Others in Certain Transactions

Relationships

Property Management Agreement

Each Series has entered into, or is expected to enter into, a separate Property Management Agreement with Here PM, a wholly owned subsidiary of Here Investments. See our Offering Circular for a description of the Property Management Agreement and the fees payable to Here PM.

Real Estate Purchases

Here Collection entered into a Real Estate Purchase Agreement with Here Acquisitions (formerly Arrive 1 LLC) a wholly owned subsidiary of Here Investments, dated November 29, 2021. The Agreement provided for Here Collection’s purchase of the Largo Property, plus all furniture, fixtures and linens, at a purchase price of $344,716 plus closing costs.

HCO 1 LLC, an affiliate of Here Investments, entered into the below purchase agreements with unaffiliated third parties and assigned or intends to assign those purchase agreements to our other Series, as detailed below and in our Offering Circular.

Purchase Agreement	Date	Purchase Price	Estimated Closing Costs	Series	Status
Big Bear Purchase Agreement	February 27, 2022	$ 802,000	$ 4,652	Series #2	Assigned
Gatlinburg Purchase Agreement	March 10, 2022	650,000	19,500	Series #3	Assigned
Joshua Tree Purchase Agreement	April 4, 2022	816,000	24,480	Series #4	Assigned
Galveston Purchase Agreement	July 11, 2022	649,000	12,980	Series #6	Assigned
Santa Fe Purchase Agreement	July 11, 2022	1,485,000	29,700	Series #7	Assigned
Tanglewood Purchase Agreement	July 19, 2022	640,000	25,600	Series #8	Assigned
Sabino Purchase Agreement	August 3, 2022	845,000	16,900	Series #9	Assigned
Terracotta Purchase Agreement	August 8, 2022	1,500,000	30,000	Series #11	Assigned
Snowdancer Purchase Agreement	August 31, 2022	999,990	30,000	Series #13	Assigned
Mountaineer Purchase Agreement	December 2, 2022	400,000	8,000	Series #16	Assigned
Hawthorn Purchase Agreement	February 11, 2023	495,000	9,900	Series #17	Pending
Whitefin Purchase Agreement	February 26, 2023	800,000	16,000	Series #18	Pending

Advances

From inception to December 31, 2021 and for the year ended December 31, 2022, the Company’s Managing Member advanced the Company $230 and $0, respectively, to pay for initial formation costs.

Compensation Paid to the Managing Member and its Affiliates

From inception to December 31, 2021, the Company paid $0 to the Managing Member. For the year ended December 31, 2022, the Company paid $20,426 in property management fees and $43,487 in asset management fees to the Managing Member.

Conflicts of Interest

The Company is subject to various conflicts of interest arising out of its relationship with Here Investments (the Company’s Managing Member) and its affiliates. These conflicts are discussed below.

General

The officer and director of Here Investments is also the key professional of Here Collection and has legal obligations with respect to those entities that are similar to their obligations to the Company. We do not have a policy that expressly prohibits our Managing Member or our and its directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any Series or in any transaction to which we or any Series are a party or have an interest. Additionally, we do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Specifically, our Operating Agreement does not prevent our Managing Member and its affiliates from engaging in additional fundraising, management or investment activities, some of which could compete with us. In the future, Here Investments, any officers or directors of Here Investments and other affiliates of Here Investments may organize other real estate-related entities or provide real estate related services to us or other persons or entities.

Allocation of Acquisition Opportunities

From time to time, Here Investments may create new entities that will acquire real estate assets and make offers of securities to accredited investors (and/or foreign investors) under Regulation D of the Securities Act of 1933, as amended (“Regulation D”) or Regulation A or otherwise. Here Investments will, in its sole discretion, determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The Company relies on Here Investments’ real estate professionals and other staff, who act on behalf of Here Investments and the Company for the day-to-day operation of their respective businesses. Mr. Walters is the Chief Executive Officer and Chief Financial Officer and sole director of Here, the Managing Member of the Company, as well as the manager of Here PM and the other subsidiaries of Here Investments. As a result of his and Here Investments staff’s interests in other entities related to Here Investments, the obligations to other investors and the fact that Mr. Walters and the Here Investments staff engage in and will continue to engage in other business activities, they will face conflicts of interest in allocating time among the Company, Here Investments, other related entities and other business activities in which they are involved. However, the Company believes that Here Investments and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the entities related to Here Investments for which they work.

Please see Note 10, Related Party Transactions in our financial statements, which is incorporated herein by reference.

Item 6.	Other Information

None.

Item 7.	Financial Statements

INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditor	F-1
Here Collection LLC and Here Collection Series Group Combined Balance Sheets	F-2
Here Collection LLC and Here Collection Series Group Combined Statements of Operations	F-6
Here Collection LLC and Here Collection Series Group Combined Statements of Members’ Equity	F-10
Here Collection LLC and Here Collection Series Group Combined Statements of Cash Flows	F-12
Notes to Financial Statements for Here Collection LLC and Here Collection Series Group	F-16

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Here Collection LLC

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Here Collection LLC as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2021

Lakewood, CO

April 27, 2023

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2022

	Here Collection LLC	Series 1	Series 2	Series 3
Assets
Cash	$-	$-	$-	$-
Fixed Assets (net)	-	343,996	874,242	732,902
Due from related parties	-	8,082	-	3,179
Other Assets	-	22,225	33,198	25,725
Total assets	-	374,303	907,440	761,806

Liabilities and Members’ Deficit
Due to related parties	230	-	26,369	-
Loan Payable	-	-	481,200	390,000
Total liabilities	230	-	507,569	390,000

Commitments & Contingencies (Note 9)

Members’ equity:
Capital Contributions	-	389,340	449,444	393,939
Net Income & Dividends		(15,037)	(49,573)	(22,133)
Total members’ equity	-	374,303	399,871	371,806
Total liabilities and members’ equity	$230	$374,303	$907,440	$761,806

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2022

	Series 4	Series 6	Series 7	Series 8
Assets
Cash	$-	$-	$-	$-
Fixed Assets (net)	916,921	779,992	1,795,026	799,609
Due from related parties	103,454	-	31	15,554
Other Assets	37,634	43,754	86,369	38,747
Total assets	1,058,008	823,747	1,881,426	853,910

Liabilities and Members’ Deficit
Due to related parties	-	18,872	-	-
Loan Payable	530,400	324,500	742,500	320,000
Total liabilities	530,400	343,372	742,500	320,000

Commitments & Contingencies (Note 9)

Members’ equity:
Capital Contributions	568,723	512,268	1,189,571	558,384
Net Income & Dividends	(41,115)	(31,893)	(50,645)	(24,474)
Total members’ equity	527,608	480,374	1,138,926	533,910
Total liabilities and members’ equity	$1,058,008	$823,747	$1,881,426	$853,910

The accompanying notes are an integral part of these combined audited financial statements

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2022

	Series 9	Series 11	Series 13	Total Combined
Assets
Cash	$-	$-	$-	$-
Fixed Assets (net)	1,018,500	1,969,125	1,172,988	10,403,301
Due from related parties	207,955	86,043	104,039	528,337
Other Assets	59,809	97,012	62,052	506,525
Total assets	1,286,263	2,152,180	1,339,079	11,438,163

Liabilities and Members’ Deficit
Due to related parties	-	-	-	45,241
Loan Payable	422,500	745,000	499,950	4,456,050
Total liabilities	422,500	745,000	499,950	4,501,291

Commitments & Contingencies (Note 9)

Members’ equity:
Capital Contributions	883,283	1,445,546	850,498	7,240,995
Net Income & Dividends	(19,520)	(38,366)	(11,369)
Total members’ equity	863,763	1,407,180	839,129	6,936,871
Total liabilities and members’ equity	$1,286,263	$2,152,180	$1,339,079	$11,438,163

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2021

Here Collection LLC
Assets
Cash	$ -
Fixed Assets (net)	-
Due from related parties	-
Other Assets	-
Total assets	-

Liabilities and Members’ Deficit
Due to related parties	230
Loan Payable	-
Total liabilities	230

Commitments & Contingencies (Note 9)

Members’ equity:
Capital Contributions	-
Net Income & Dividends
Total members’ equity	-
Total liabilities and members’ equity	$ 230

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Here Collection LLC	Series 1	Series 2	Series 3

Rental Revenue	$-	$25,835	$19,840	$28,759
Total Revenue	-	25,835	19,840	28,759

Operating Expenses:
Repairs and maintenance	-	12,996	9,690	4,730
Depreciation	-	2,697	6,859	9,768
Utilities	-	3,886	2,176	3,005
Insurance expense	-	1,935	2,402	1,430
Property taxes	-	11,690	9,500	970
Property management fees	-	2,750	4,960	4,314
Asset management fee	-	2,670	3,877	3,099
Total operating expenses	-	38,624	39,464	27,315

Loss from operations	-	(12,789)	(19,624)	1,444

Interest & other expenses
Interest expense	-	-	(27,392)	(22,025)
Other expenses	-	(2,248)	(2,557)	(1,552)
Total interest & other expenses	-	(2,248)	(29,949)	(23,577)

Net loss	$-	$(15,037)	$(49,573)	$(22,133)

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Series 4	Series 6	Series 7	Series 8

Rental Revenue	$-	$16,095	$14,851	$2,666
Total Revenue	-	16,095	14,851	2,666

Operating Expenses:
Repairs and maintenance	-	9,038	5,505	3,421
Depreciation	-	5,666	10,522	2,480
Utilities	5,253	4,635	3,742	2,057
Insurance expense	1,910	8,843	3,659	2,459
Property taxes	2,586	908	5,501	540
Property management fees	-	4,024	3,713	667
Asset management fee	3,569	3,479	8,077	3,388
Total operating expenses	13,318	36,594	40,719	15,010

Loss from operations	(13,318)	(20,499)	(25,868)	(12,344)

Interest & other expenses
Interest expense	(25,559)	(8,528)	(19,405)	(9,773)
Other expenses	(2,237)	(2,867)	(5,372)	(2,357)
Total interest & other expenses	(27,796)	(11,395)	(24,777)	(12,130)

Net loss	$(41,115)	$(31,893)	$(50,645)	$(24,474)

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Series 9	Series 11	Series 13	Total Combined

Rental Revenue	$-	$-	$-	$108,046
Total Revenue	-	-	-	108,046

Operating Expenses:
Repairs and maintenance	-	-	-	45,380
Depreciation	-	-	-	37,992
Utilities	923	867	19	26,563
Insurance expense	2,058	3,425	1,686	29,806
Property taxes	1,709	536	379	34,320
Property management fees	-	-	-	20,426
Asset management fee	4,791	8,051	2,486	43,487
Total operating expenses	9,481	12,880	4,570	237,975

Loss from operations	(9,481)	(12,880)	(4,570)	(129,929)

Interest & other expenses
Interest expense	(6,564)	(19,800)	(3,454)	(142,500)
Other expenses	(3,474)	(5,686)	(3,345)	(31,694)
Total interest & other expenses	(10,039)	(25,486)	(6,799)	(174,194)

Net loss	$(19,520)	$(38,366)	$(11,369)	$(304,123)

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIODS FROM JUNE 15, 2021 (INCEPTION) TO DECEMBER 31, 2021

Here Collection LLC

Rental Revenue	$ -
Total Revenue	-

Operating Expenses:
Repairs and maintenance	-
Depreciation	-
Utilities	-
Insurance expense	-
Property taxes	-
Total operating expenses	-

Loss from operations	-

Fees, Interest & other expenses
Property Management Fees	-
Asset Management Fee	-
Interest expense	-
Other expenses	-
Total Fees, Interest & other expenses	-

Net loss	$ -

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIODS FROM JUNE 15, 2021 (INCEPTION) TO DECEMBER 31, 2021

AND JANUARY 1, 2022 TO DECEMBER 31, 2022

	Here Collection LLC	Series 1	Series 2	Series 3	Series 4
June 15, 2021	$-	$-	$-	$-	$-
Net Income / (Loss)	-	-	-	-	-
December 31, 2022	$-	$-	$-	$-	$-

	Here Collection LLC	Series 1	Series 2	Series 3	Series 4
January 1, 2022	-	-	-	-	-
Capital Contributions		389,340	449,444	393,939	568,723
Net Income / (Loss)	-	(15,037)	(49,573)	(22,133)	(41,115)
December 31, 2022	$-	$374,303	$399,871	$371,806	$527,608

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIODS FROM JUNE 15, 2021 (INCEPTION) TO DECEMBER 31, 2021

AND JANUARY 1, 2022 TO DECEMBER 31, 2022

	Series 6	Series 7	Series 8	Series 9	Series 11	Series 13	Total Combined
June 15, 2021	$-	$-	$-	$-	$-	$-	$-
Net Income / (Loss)	-	-	-	-	-	-	-
December 31, 2022	$-	$-	$-	$-	$-	$-	$-

	Series 6	Series 7	Series 8	Series 9	Series 11	Series 13	Total Combined
January 1, 2022	-	-	-	-	-	-	-
Capital Contributions	512,268	1,189,571	558,384	883,283	1,445,546	850,498	7,240,995
Net Income / (Loss)	(31,893)	(50,645)	(24,474)	(19,520)	(38,366)	(11,369)	-
December 31, 2022	$480,374	$1,138,926	$533,910	$863,763	$1,407,180	$839,129	$7,240,995

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Here Collection LLC	Series 1	Series 2	Series 3	Series 4	Series 6	Series 7	Series 8	Series 9	Series 11	Series 13	Total Combined
Operating Activities:
Net Loss	$-	$(15,037)	$(49,573)	$(22,133)	$(41,115)	$(31,893)	$(50,645)	$(24,474)	$(19,520)	$(38,366)	$(11,369)	$(304,123)
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	-	2,697	6,859	9,768	-	5,666	10,522	2,480	-	-	-	37,992
Changes in assets and liabilities:
Due from Related Party		(8,082)	26,369	(3,179)	(103,454)	18,872	(31)	(15,554)	(207,955)	(86,043)	(104,039)	(483,096)
Other Assets	-	(22,225)	(33,198)	(25,725)	(37,634)	(43,754)	(86,369)	(38,747)	(59,809)	(97,012)	(62,052)	(506,525)
Net cash provided by (used in) operating activities	-	(42,647)	(49,543)	(41,269)	(182,202)	(51,110)	(126,522)	(76,295)	(287,283)	(221,420)	(177,460)	(1,255,752)

Investing Activities

Financing Activities
Repayments of amounts due to related party	-	(346,693)	(881,101)	(742,670)	(916,921)	(785,658)	(1,805,549)	(802,089)	(1,018,500)	(1,969,125)	(1,172,988)	(10,441,293)
Net proceeds from the issuance of membership units	-	-	481,200	390,000	530,400	324,500	742,500	320,000	422,500	745,000	499,950	4,456,050
Net proceeds from the issuance of membership units	-	389,340	449,444	393,939	568,723	512,268	1,189,571	558,384	883,283	1,445,546	850,498	7,240,995
Net cash provided by Financing Activities	-	42,647	49,543	41,269	182,202	51,110	126,522	76,295	287,283	221,420	177,460	1,255,752

Net Increase (Decrease) in Cash	-	-	-	-	-	-	-	-	-	-	-	-
Cash at Beginning of Period	-	-	-	-	-	-	-	-	-	-	-	-
Cash at End of Period	-	-	-	-	-	-	-	-	-	-	-	-

Supplemental Non Cash
Transfer of Real Estate Property from Related Party Note	-	343,996	874,242	732,902	916,921	779,992	1,795,026	799,609	1,018,500	1,969,125	1,172,988	10,403,301

The accompanying notes are an integral part of these combined audited financial statements

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Series 4	Series 6	Series 7	Series 8
Operating Activities:
Net Loss	$(41,115)	$(31,893)	$(50,645)	$(24,474)
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	-	5,666	10,522	2,480
Changes in assets and liabilities:
Due from Related Party	(103,454)	18,872	(31)	(15,554)
Other Assets	(37,634)	(43,754)	(86,369)	(38,747)
Net cash provided by (used in) operating activities	(182,202)	(51,110)	(126,522)	(76,295)

Investing Activities

Financing Activities
Repayments of amounts due to related party	(916,921)	(785,658)	(1,805,549)	(802,089)
Net proceeds from the issuance of membership units	530,400	324,500	742,500	320,000
Net proceeds from the issuance of membership units	568,723	512,268	1,189,571	558,384
Net cash provided by Financing Activities	182,202	51,110	126,522	76,295

Net Increase (Decrease) in Cash	-	-	-	-
Cash at Beginning of Period	-	-	-	-
Cash at End of Period	-	-	-	-

Supplemental Non Cash
Transfer of Real Estate Property from Related Party Note	916,921	779,992	1,795,026	799,609

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Series 9	Series 11	Series 13	Total Combined
Operating Activities:
Net Loss	$(19,520)	$(38,366)	$(11,369)	$(304,123)
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	-	-	-	37,992
Changes in assets and liabilities:
Due from Related Party	(207,955)	(86,043)	(104,039)	(483,096)
Other Assets	(59,809)	(97,012)	(62,052)	(506,525)
Net cash provided by (used in) operating activities	(287,283)	(221,420)	(177,460)	(1,255,752)

Investing Activities

Financing Activities
Repayments of amounts due to related party	(1,018,500)	(1,969,125)	(1,172,988)	(10,441,293)
Net proceeds from the issuance of membership units	422,500	745,000	499,950	4,456,050
Net proceeds from the issuance of membership units	883,283	1,445,546	850,498	7,240,995
Net cash provided by Financing Activities	287,283	221,420	177,460	1,255,752

Net Increase (Decrease) in Cash	-	-	-	-
Cash at Beginning of Period	-	-	-	-
Cash at End of Period	-	-	-	-

Supplemental Non Cash
Transfer of Real Estate Property from Related Party Note	1,018,500	1,969,125	1,172,988	10,403,301

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIODS FROM JUNE 15, 2021 (INCEPTION) TO DECEMBER 31, 2021

Here Collection LLC
Operating Activities:
Net Loss	$ -
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	-
Changes in assets and liabilities:
Due from Related Party
Other Assets	-
Net cash provided by (used in) operating activities	-

Investing Activities

Financing Activities
Repayments of amounts due to related party	-
Net proceeds from the issuance of membership units	-
Net proceeds from the issuance of membership units	-
Net cash provided by Financing Activities	-

Net Increase (Decrease) in Cash	-
Cash at Beginning of Period	-
Cash at End of Period	-

Supplemental Non Cash
Transfer of Real Estate Property from Related Party Note	-

The accompanying notes are an integral part of these combined audited financial statements.

HERE COLLECTION LLC (HERE COLLECTION)

HERE COLLECTION SERIES GROUP (SERIES)

NOTES TO THE FINANCIAL STATEMENTS (AUDITED)

1.	ORGANIZATION, NATURE OF ACTIVITIES AND GOING CONCERN

Here Collection LLC was formed on June 15, 2021 (“Inception”) in the State of Delaware under the name Arrived Collection LLC. On July 6, 2021, an amendment to the Certificate of Formation was filed to change the name of the entity to Here 001 LLC. On January 11, 2022, another amendment was file to change the name of the entity to Here Collection LLC. The financial statements of Here Collection LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Miami, Florida.

Here Collection LLC is an investment vehicle which enables investors to own fractional ownership of a specific vacation rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the Company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

Going Concern and Management’s Plans

The accompanying financial statements have been prepared assuming the Company and each Series will continue as a going concern. The Company will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund operations through proceeds from offerings, revenues generated and debt and/or equity financing arrangements. There are no assurances that management will be able to raise capital on terms acceptable to the Company.  If it is unable to obtain enough additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements of Here Collection LLC and each of the Series are being presented on a combined basis, in accordance with U.S. GAAP (ASC 810, Consolidation) due to common control by Here Investments Inc. in its capacity as Managing Member of the Company and each Series.

In the opinion of management, these financial statements reflect all adjustments consisting of normal recurring accruals, necessary for a fair statement of financial position, results of operations and cash flows for such periods. The results of operations for any interim period are not necessarily indicative of the results for the full year.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties with development of new technology including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Use of Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these financial statements include, but are not limited to, useful life of assets and depreciation expenses.

Cash

As a matter of performing its duties, the Managing Member at times will collect and hold cash on behalf of the Series. See Note 7: Related Party Transactions for more details.

Revenue

Revenues are generated at the Series level. Rental revenue, net of concessions, is recognized on a straight-line basis over the term of the lease. We will periodically review the collectability of the resident receivables and record an allowance for doubtful accounts for any estimated probable losses. Bad debt expenses will be recorded within property operating and maintenance expenses in the combined financial statements.

Real Estate Property Acquisitions

Upon acquisition from a third party, we evaluate our acquired single-family residential properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. Upon adoption of ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, our purchases of homes are treated as asset acquisitions and are recorded at their purchase price, which is allocated between land, building and improvements, and in-place lease intangibles (when a resident is in place at the acquisition date) based upon their relative fair values at the date of acquisition.

Fair value is determined in accordance with ASC 820, Fair Value Measurements and Disclosures, and is primarily based on unobservable data inputs. In making estimates of fair values for purposes of allocating the purchase price of individually acquired properties subject to an existing lease, the Company utilizes its own market knowledge obtained from historical transactions, its internal construction program and published market data. In this regard, the Company also utilizes information obtained from county tax assessment records to assist in the determination of the fair value of the land and building.

Upon acquisition from a related party, the Company considers this transaction between entities under common control. Under ASC 805-50-30-5, when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests, in this case, the Series, shall initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

Real Estate Depreciation

Real estate properties are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of buildings, improvements and other assets. Buildings are depreciated over twenty-seven and half years and improvements and other assets are depreciated over their estimated economic useful lives, generally three to thirty years.

Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures above a pre-determined threshold that improve or extend the life of a property.

Real Estate and Impairment

The Company continuously evaluates, by property, whether there are any events or changes in circumstances indicating that the carrying amount of the Series’ single-family residential properties may not be recoverable. To the extent an event or change in circumstance is identified, a residential property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value. The process whereby we assess our single-family residential properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. We evaluate multiple information sources and perform a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative. No impairments on any property were recorded as of December 31, 2022 and December 31, 2021.

Earnings per Series Interest

Basic earnings per Series Interest is calculated on the basis of weighted-average number of Series Interests outstanding during the year. Basic earnings per Series Interest is computed by dividing income available to members by the weighted-average Series Interests outstanding during the year.

Income Taxes

Here Collection LLC, a Delaware series limited liability company was formed on June 15, 2021 as a wholly owned subsidiary of Here Investments Inc., a Delaware corporation.

Each individual Series has elected to be treated as a corporation for tax purposes. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Series recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of December 31, 2022 and December 31, 2021.

The Series’ determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof.

The Series are subject to incomes taxes for U.S. federal purposes and state taxes. The Series’ tax years are open for examinations for all periods since inception.

3.	RECENT ACCOUNTING STANDARDS

Recent Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases, which changes the accounting for leases for both lessors and lessees. The guidance requires lessees to recognize right-of-use assets and lease liabilities for virtually all of their leases, including leases embedded in other contractual arrangements, among other changes. The standard is effective for annual reporting periods beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. We are currently assessing the impact of this update on the presentation of our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2022, with early adoption permitted. We are currently in the process of evaluating the impact of the adoption of this standard on our consolidated financial statements.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

4.	FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1 - Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

Level 3 - Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models, and excess earnings method.

Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

As of December 31, 2022 and December 31, 2021, each of the Series’ significant financial instruments consist of cash and cash equivalents, and related party payables. The carrying amount of each of the Series’ financial instruments approximates their fair values due to their short-term nature.

5.	INVESTMENTS IN VACATION PROPERTIES

The following table sets forth the net carrying amount associated with each Series’ property by component as of December 31, 2022:

Series	Building	Land	Furniture	Accumulated Depreciation	Fixed Assets, Net
1	115,403	225,626	5,664	(2,697)	343,996
2	676,129	168,480	36,492	(6,859)	874,242
3	601,783	127,737	13,150	(9,768)	732,902
4	696,573	218,819	1,529	-	916,921
6	512,360	230,562	42,736	(5,666)	779,992
7	1,391,145	297,172	117,231	(10,522)	1,795,026
8	589,185	147,296	65,608	(2,480)	799,609
9	788,404	197,101	32,995	-	1,018,500
11	1,383,874	355,137	230,114	-	1,969,125
13	143,407	1,003,851	25,730	-	1,172,988
Total	6,898,263	2,971,781	571,249	(37,992)	10,403,301

As of December 31, 2021, the Company had not yet acquired any properties.

Each Series recognized the following in depreciation expense for the year ended December 31, 2022:

Series	Depreciation
1	(2,697)
2	(6,859)
3	(9,768)
4	-
6	(5,666)
7	(10,522)
8	(2,480)
9	-
11	-
13	-
Total	(37,992)

6.	MEMBER’S EQUITY (DEFICIT)

The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each members’ contribution of capital.

7.	RELATED PARTY TRANSACTIONS

Due from (Due to) Related Party

As part of its role as property manager, the Managing Member at times will collect rent on behalf of each of the Series. The Series will also reimburse the Managing Member for out-of-pocket expenses paid to third parties in connection with providing services to each of the Series. The following table sets forth the net amount owed to/from as of December 31, 2022:

Due from / (Due to) Related Party
1	8,082
2	(26,369)
3	3,179
4	103,454
6	(18,872)
7	31
8	15,554
9	207,955
11	86,043
13	104,039
Total	483,096

Fees Paid to Related Parties

Each Series will pay the following fees to the Managing Member or its affiliates:

•Property Management Fees: Pursuant to a property management agreement with the Property Manager, each Series will pay a monthly property management fee to the Property Manager, a controlled affiliate of the Managing Member, equal to a percentage (as specified in the relevant Property Management Agreement) of the Gross Receipts received by a Series during the immediately preceding month. These fees range from 25% to 40% of the Gross Receipts of a Series. “Gross Receipts” means (i) receipts from the short-term or long-term rental of the Underlying Assets; (ii) receipts from rental escalations, late charges and/or cancellation fees (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or goods or services provided in connection with the Underlying Assets or to the tenants or prospective tenants; (v) other miscellaneous operating receipts; and (vi) proceeds from rent or business interruption insurance, excluding (A) tenants’ security or damage deposits until the same are forfeited by the person making such deposits; (B) property damage insurance proceeds; and (C) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain.

•Asset Management Fee: On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, each Series will pay the Managing Member an asset management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Asset Value as of the last day of the immediately preceding quarter. “Asset Value” at any date means the fair market value of assets in each Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion. The Company may obtain a third party valuation of the assets of each Series to determine “Asset Value”.

•Brokerage Fee: The brokerage fee represents a commission equal to 1% of the amount raised in each Series offering paid to Dalmore Group, LLC, a broker-dealer registered with the SEC and a member of FINRA, to perform administrative and compliance related functions in connection with each Series offering.

•Here Service Fee:  The service fee represents a fee payable in connection with the search and negotiation of the property purchase and coordination of the work needed to prepare the property for rental, as set forth in the applicable Series Designation. The Managing Member determines this fee for each Series, and it is between 10-20% of the contractual purchase price of the relevant property acquired by a Series plus 10-20% of the anticipated costs of repairs and furnishings (but not capital expenditures) required to prepare the property for listing and rent.

The following table sets forth the amount of fees paid to related parties by each of the Series for the period year-ended December 31, 2022:

Series	Property Management Fees	Asset Management Fee	Brokerage Fee	Service Fee	Total
1	2,750	2,670	3,893	34,417	43,730
2	4,960	3,877	4,494	82,606	95,937
3	4,314	3,099	3,939	67,600	78,953
4	-	3,569	5,687	89,100	98,356
6	4,024	3,479	5,213	83,880	96,596
7	3,713	8,077	11,896	193,800	217,485
8	667	3,388	5,584	84,600	94,238
9	-	4,791	8,833	129,000	142,624
11	-	8,051	14,546	216,000	238,597
13	-	2,486	8,505	131,999	142,990
Total	20,426	43,487	72,590	1,113,002	1,249,506

As of December 31, 2021, the Company had not yet acquired any properties.

8.	OTHER ASSETS

Each of the Series’ balance in prepaid expenses and deferred expenses as of December 31, 2022 is as follows:

Series	Prepaid Expenses	Deferred Offering Costs	Total Other Assets
1	785	21,440	22,225
2	5,545	27,653	33,198
3	1,819	23,906	25,725
4	3,571	34,063	37,634
6	10,383	33,371	43,754
7	9,330	77,039	86,369
8	2,669	36,078	38,747
9	4,719	55,090	59,809
11	7,872	89,140	97,012
13	4,705	57,347	62,052
Total	51,398	455,127	506,525

Deferred Offering Costs:

Offering costs of the Company were initially paid by the Manager on behalf of the Company. These offering costs may include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Manager will be paid back for these costs over the expected lifetime of offering which is approximately 15 years. The above total represents the amount outstanding owed by each Series to the Manager as of December 31, 2022.

As of December 31, 2021, the Company had not yet acquired any properties.

9.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

As of the date of the accompanying audited financial statements, the Company was not a party in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of its business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that would have a material adverse effect on the financial condition or results of operations of the Company.

Terminated Offerings

As of December 31, 2022, we terminated Series #5, Series #10, Series #12 and Series #14.

10.	SUBSEQUENT EVENTS

The Company has evaluated events that occur after the balance sheet date through the date the audited financial statements are available to be issued. Management has evaluated events through December 31, 2022, the date these audited financial statements were available to be issued. All significant events have been disclosed.

HERE COLLECTION LLC

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and statement of operations based upon the combined historical financial statements of Here Collection, LLC (the “Company” or “Here Collection”), and all subsequent Series, after giving effect to the business combination between Here Collection, and all subsequent Series, and adjustments described in the accompany notes.

The unaudited pro forma combined balance sheets of Here Collection, LLC and all subsequent Series as of December 31, 2022, has been prepared to reflect the effects of the subsequent Series acquisitions as if each occurred on December 31, 2022. The unaudited pro forma consolidated statements of operations for period from January 1, 2022, to December 31, 2022, combine the historical results and operations of all subsequent Series and the Company giving effect to the transaction as if it occurred on January 1, 2022.

The unaudited pro forma combined financial information should be read in conjunction with the audited financial statements of Here Collection LLC and the notes thereto. Additional information about the basis of presentation of this information is provided in the accompanying notes.

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification Topic 805, Business Combinations and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma combined financial information.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

UNAUDITED PRO-FORMA COMBINED BALANCE SHEETS

DECEMBER 31, 2022

	Here Collection LLC	Series 1	Series 2	Series 3
Assets
Cash	$-	$-	$-	$-
Fixed Assets (net)	-	343,996	874,242	732,902
Due from related parties	-	8,082	-	3,179
Other Assets	-	22,225	33,198	25,725
Total assets	-	374,303	907,440	761,806

Liabilities and Members’ Deficit
Due to related parties	230	-	26,369	-
Loan Payable	-	-	481,200	390,000
Total liabilities	230	-	507,569	390,000

Commitments & Contingencies (Note 9)

Members’ equity:
Capital Contributions	-	389,340	449,444	393,939
Net Income & Dividends		(15,037)	(49,573)	(22,133)
Total members’ equity	-	374,303	399,871	371,806
Total liabilities and members’ equity	$230	$374,303	$907,440	$761,806

The accompanying notes are an integral part of these combined unaudited pro-forma financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

UNAUDITED PRO-FORMA COMBINED BALANCE SHEETS

DECEMBER 31, 2022

	Series 4	Series 6	Series 7	Series 8
Assets
Cash	$-	$-	$-	$-
Fixed Assets (net)	916,921	779,992	1,795,026	799,609
Due from related parties	103,454	-	31	15,554
Other Assets	37,634	43,754	86,369	38,747
Total assets	1,058,008	823,747	1,881,426	853,910

Liabilities and Members’ Deficit
Due to related parties	-	18,872	-	-
Loan Payable	530,400	324,500	742,500	320,000
Total liabilities	530,400	343,372	742,500	320,000

Commitments & Contingencies (Note 9)

Members’ equity:
Capital Contributions	568,723	512,268	1,189,571	558,384
Net Income & Dividends	(41,115)	(31,893)	(50,645)	(24,474)
Total members’ equity	527,608	480,374	1,138,926	533,910
Total liabilities and members’ equity	$1,058,008	$823,747	$1,881,426	$853,910

The accompanying notes are an integral part of these combined unaudited pro-forma financial statements

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

UNAUDITED PRO-FORMA COMBINED BALANCE SHEETS

DECEMBER 31, 2022

	Series 9	Series 11	Series 13
Assets
Cash	$-	$-	$-
Fixed Assets (net)	1,018,500	1,969,125	1,172,988
Due from related parties	207,955	86,043	104,039
Other Assets	59,809	97,012	62,052
Total assets	1,286,263	2,152,180	1,339,079

Liabilities and Members’ Deficit
Due to related parties	-	-	-
Loan Payable	422,500	745,000	499,950
Total liabilities	422,500	745,000	499,950

Commitments & Contingencies (Note 9)

Members’ equity:
Capital Contributions	883,283	1,445,546	850,498
Net Income & Dividends	(19,520)	(38,366)	(11,369)
Total members’ equity	863,763	1,407,180	839,129
Total liabilities and members’ equity	$1,286,263	$2,152,180	$1,339,079

The accompanying notes are an integral part of these combined unaudited pro-forma financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

UNAUDITED PRO-FORMA COMBINED BALANCE SHEETS

DECEMBER 31, 2022

	Series 16	Series 17	Series 18	Total
Assets
Cash	$-	$-	$-
Fixed Assets (net)	540,747	664,775	1,048,680	12,657,503
Due from related parties	138,000	194,650	330,000	1,190,987
Other Assets	0	0	0	506,525
Total assets	678,747	859,425	1,378,680	14,355,015

Liabilities and Members’ Deficit
Due to related parties	705,443	893,399	1,436,756	3,080,839
Loan Payable	0	0	0	4,456,050
Total liabilities	705,443	893,399	1,436,756	7,536,889

Commitments & Contingencies (Note 9)

Members’ equity:
Capital Contributions	0	0	0	7,240,995
Net Income & Dividends	-26,696	-33,974	-58,076	-118,746
Total members’ equity	-26,696	-33,974	-58,076	6,818,125
Total liabilities and members’ equity	$678,747	$859,425	$1,378,680	$14,355,015

The accompanying notes are an integral part of these combined unaudited pro-forma financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

UNAUDITED PRO-FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Here Collection LLC	Series 1	Series 2	Series 3

Rental Revenue	$-	$25,835	$19,840	$28,759
Total Revenue	-	25,835	19,840	28,759

Operating Expenses:
Repairs and maintenance	-	12,996	9,690	4,730
Depreciation	-	2,697	6,859	9,768
Utilities	-	3,886	2,176	3,005
Insurance expense	-	1,935	2,402	1,430
Property taxes	-	11,690	9,500	970
Total operating expenses	-	33,204	30,627	19,902

Loss from operations	-	(7,370)	(10,787)	8,857

Fees, Interest & other expenses
Property Management Fees	-	(2,750)	(4,960)	(4,314)
Asset Management Fee	-	(2,670)	(3,877)	(3,099)
Interest expense	-	-	(27,392)	(22,025)
Other expenses	-	(2,248)	(2,557)	(1,552)
Total Fees, Interest & other expenses	-	(7,667)	(38,785)	(30,990)

Net loss	$-	$(15,037)	$(49,573)	$(22,133)

The accompanying notes are an integral part of these combined unaudited pro-forma financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

UNAUDITED PRO-FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Series 4	Series 6	Series 7	Series 8

Rental Revenue	$-	$16,095	$14,851	$2,666
Total Revenue	-	16,095	14,851	2,666

Operating Expenses:
Repairs and maintenance	-	9,038	5,505	3,421
Depreciation	-	5,666	10,522	2,480
Utilities	5,253	4,635	3,742	2,057
Insurance expense	1,910	8,843	3,659	2,459
Property taxes	2,586	908	5,501	540
Total operating expenses	9,749	29,091	28,930	10,956

Loss from operations	(9,749)	(12,996)	(14,078)	(8,290)

Fees, Interest & other expenses
Property Management Fees	-	(4,024)	(3,713)	(667)
Asset Management Fee	(3,569)	(3,479)	(8,077)	(3,388)
Interest expense	(25,559)	(8,528)	(19,405)	(9,773)
Other expenses	(2,237)	(2,867)	(5,372)	(2,357)
Total Fees, Interest & other expenses	(31,366)	(18,898)	(36,566)	(16,184)

Net loss	$(41,115)	$(31,893)	$(50,645)	$(24,474)

The accompanying notes are an integral part of these combined unaudited pro-forma financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

UNAUDITED PRO-FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Series 9	Series 11	Series 13

Rental Revenue	$-	$-	$-
Total Revenue	-	-	-

Operating Expenses:
Repairs and maintenance	-	-	-
Depreciation	-	-	-
Utilities	923	867	19
Insurance expense	2,058	3,425	1,686
Property taxes	1,709	536	379
Total operating expenses	4,690	4,828	2,083

Loss from operations	(4,690)	(4,828)	(2,083)

Fees, Interest & other expenses
Property Management Fees	-	-	-
Asset Management Fee	(4,791)	(8,051)	(2,486)
Interest expense	(6,564)	(19,800)	(3,454)
Other expenses	(3,474)	(5,686)	(3,345)
Total Fees, Interest & other expenses	(14,830)	(33,538)	(9,285)

Net loss	$(19,520)	$(38,366)	$(11,369)

The accompanying notes are an integral part of these combined unaudited pro-forma financial statements.

HERE COLLECTION LLC AND THE SERIES OF HERE COLLECTION LLC

UNAUDITED PRO-FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2022 TO DECEMBER 31, 2022

	Series 16	Series 17	Series 18	Pro Forma Total Combined

Rental Revenue	-	-	-	108,046.00
Total Revenue	-	-	-	108,046.00

Operating Expenses:
Repairs and maintenance	-	-	-	45,380.00
Depreciation	16,202.00	19,918.00	31,421.00	105,533.00
Utilities	-	-	-	26,563.00
Insurance expense	1,428.00	1,428.00	1,428.00	34,090.00
Property taxes	2,116.00	3,834.00	11,125.00	51,395.00
Total operating expenses	19,746.00	25,180.00	43,974.00	262,961.00

Loss from operations	(19,746.00)	(25,180.00)	(43,974.00)	(154,915.00)

Fees, Interest & other expenses
Property Management Fees	-	-	-	(20,426.00)
Asset Management Fee	(6,950.00)	(8,794.00)	(14,102.00)	(73,333.00)
Interest expense	-	-	-	(142,500.00)
Other expenses	-	-	-	(31,694.00)
Total Fees, Interest & other expenses	(6,950.00)	(8,794.00)	(14,102.00)	(267,953.00)

Net loss	(26,696.00)	(33,974.00)	(58,076.00)	(422,868.00)

The accompanying notes are an integral part of these combined unaudited pro-forma financial statements.

NOTE 1 – BASIS OF PRESENTATION AND ADJUSTMENTS

Series Acquired Prior to December 31, 2022

Here Collection LLC acquired the following series prior to December 31, 2022.

Series
Series #2
Series #3
Series #4
Series #6
Series #7
Series #8
Series #9
Series #11
Series #13

The numbers for the Pro-Forma Balance Sheet and Income Statements were derived from the audited financial statements. Please see the audited financial statements for more information.

Series Acquired after December 31, 2022

Here Collection LLC acquired the following series after December 31, 2022.

Series
Series #16
Series #17
Series #18

Each of the Series properties are currently owner-occupied properties and there is no historical rental or operating history to form a basis of inclusion in the above proforma combined statements. As a result, the amounts set forth above for these properties are based on operating quotes and historical property tax values presented at the time of these financials.

The properties are listed at cost on the pro-forma-balance sheet as of December 31, 2022. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset on the statement of operations for the period from January 1, 2022 to December 31, 2022. The property buildings are depreciated over 27.5 year.

See additional acquisition details regarding each of the Series acquired after December 31, 2022 in Note 2 below.

NOTE 2 – ACQUISITION DETAILS

Series #16

Here Collection established Series #16 for the purpose of acquiring the property at 2000 Aska Rd, Blue Ridge, GA 30513 (the “Mountaineer Property”) pursuant to a Purchase and Sale Agreement (the “Mountaineer Purchase Agreement”) entered into by HCO 1, LLC, an affiliate of Here, the company’s Managing Member. The sellers of the property are unaffiliated third parties and the property was used as a private residence, not a rental property.

Here and the company completed the purchase of the Mountaineer Property by Series #16 on February 17, 2023.

Series #17

Here Collection established Series #17 for the purpose of acquiring the property at 73 W Lake Ct, Sunrise Beach, MO 65079 (the “Hawthorn Property”) pursuant to a Purchase and Sale Agreement (the “Hawthorn Purchase Agreement”) entered into by HCO 1, LLC, an affiliate of Here, the company’s Managing Member.  Here and the company completed the purchase of the Hawthorn Property by Series #17 on April 12, 2023. The sellers of the property are unaffiliated third parties and the property was used as a private residence, not a rental property.

Series #18

Here Collection established Series #18 for the purpose of acquiring the property at 22802 Ann Miller Rd, Panama City Beach, FL 32413 (the “Whitefin Property”) pursuant to a Purchase and Sale Agreement (the “Whitefin Purchase Agreement”) entered into by HCO 1, LLC, an affiliate of Here, the company’s Managing Member. The sellers of the property are unaffiliated third parties and the property was used as a private residence, not a rental property.

Here and the company intend to complete the purchase of the Whitefin Property by Series #18 (if the Whitefin Purchase Agreement has been assigned prior to the closing of the property) by May 9, 2023 however, there can be no assurances that the closing will take place by that date, or at all. At any time before or after the closing of the offering, Here may provide unsecured interest-free intercompany loans to Series #18 as needed for the Series to incur furnishing and repair expenses and capital expenditures to prepare the property for listing.

Item 4. Exhibits

Exhibit No.	Description
1.1	Dalmore Agreement (incorporated by reference to the copy thereof filed as Exhibit 1.1 to the Company’s Form 1-A filed on December 13, 2022)**
2.1	Certificate of Formation of Here Collection LLC, as amended (incorporated by reference to the copy thereof filed as Exhibit 2.1 to the Company’s Form 1-A filed on December 13, 2021)**
2.2

Second Amended and Restated Limited Liability Company Agreement of Here Collection LLC (incorporated by reference to the copy thereof filed as Exhibit 2.2 to the Company’s Form 1-A filed on April 21, 2022)**

2.3	Dalmore Agreement (incorporated by reference to the copy thereof filed as Exhibit 1.1 to the Offering Circular on Form 1-A filed on December 13, 2021)**
2.4	Series #2 Amended and Restated Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.4 to the Company’s Form 1-A filed on April 21, 2022)**
2.5	Series #3 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.5 to the Company’s Form 1-A filed on April 21, 2022)**
2.6	Series #4 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.6 to the Company’s Form 1-A filed on April 21, 2022)**
2.7	Series #6 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.7 to the Company’s Form 1-A filed on July 22, 2022)**
2.8	Series #7 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.8 to the Company’s Form 1-A filed on July 22, 2022)**
2.9	Series #8 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.9 to the Company’s Form 1-A filed on July 22, 2022)**
2.10	Series #9 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.10 to the Company’s Form 1-A filed on August 17, 2022)**
2.11	Series #10 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.11 to the Company’s Form 1-A filed on August 17, 2022)**
2.12	Series #11 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.12 to the Company’s Form 1-A filed on August 17, 2022)**
2.13	Series #13 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.13 to the Company’s Form 1-A filed on September 7, 2022)**
2.14	Series #14 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.14 to the Company’s Form 1-A filed on September 7, 2022)**
2.15	Series #16 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.3 to the Company’s Form 1-A filed on December 13, 2022)**
2.16	Series #17 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.4 to the Company’s Form 1-A filed on March 1, 2023)**
2.17	Series #18 Series Designation (incorporated by reference to the copy thereof filed as Exhibit 2.5 to the Company’s Form 1-A filed on March 1, 2023)**
4.1	Form of Subscription Agreement (incorporated by reference to the copy thereof filed as Exhibit 4.1 to the Company’s Form 1-A filed on February 14, 2023)**
6.1

Real Estate Purchase Agreement dated November 29, 2021, between Here Collection LLC (formerly Here 001 LLC) and Here Acquisitions LLC (formerly Arrive 1 LLC) (incorporated by reference to the copy thereof filed as Exhibit 6.1 to the Company’s Form 1-A filed on December 13, 2021)**

6.2

Amended and Restated Property Management Agreement between Here PM LLC and Series #1 (incorporated by reference to the copy thereof filed as Exhibit 6.2 to the Company’s Form 1-A/A filed on January 28, 2022)**

6.3

California Residential Purchase Agreement and Addendum thereto, each dated February 27, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.3 to the Company’s Form 1-A filed on March 14, 2022)**

6.4	Non-Binding Financing Offer from Certain Lending, Inc to HCO 1 LLC(incorporated by reference to the copy thereof filed as Exhibit 6.4 to the Company’s Form 1-A filed on March 14, 2022)**

6.5

Amended and Restated Property Management Agreement between Here PM LLC and Series #2 (incorporated by reference to the copy thereof filed as Exhibit 6.5 to the Company’s Form 1-A filed on March 14, 2022)**

6.6

Purchase and Sale Agreement and Addendum thereto, dated March 10, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.6 to the Company’s Form 1-A filed on April 21, 2022)**

6.7	Property Management Agreement between Here PM LLC and Series #3 (incorporated by reference to the copy thereof filed as Exhibit 6.7 to the Company’s Form 1-A filed on April 21, 2022)**
6.8

California Residential Purchase Agreement, dated April 4, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.8 to the Company’s Form 1-A filed on April 21, 2022)**

6.9	Property Management Agreement between Here PM LLC and Series #4 (incorporated by reference to the copy thereof filed as Exhibit 6.9 to the Company’s Form 1-A filed on April 21, 2022) **
6.10	Residential Contract for Sale and Purchase, dated April 8, 2022, among the sellers named therein and HCO 1 LLC**
6.11

Texas Residential Purchase Agreement, dated July 12, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.11 to the Company’s Form 1-A filed on July 22, 2022)**

6.12	Property Management Agreement between Here PM LLC and Series #6 (incorporated by reference to the copy thereof filed as Exhibit 6.12 to the Company’s Form 1-A filed on July 22, 2022)**
6.13

New Mexico Residential Purchase Agreement and Addendum thereto, dated July 13, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.13 to the Company’s Form 1-A filed on July 22, 2022)**

6.14	Property Management Agreement between Here PM LLC and Series #7 (incorporated by reference to the copy thereof filed as Exhibit 6.14 to the Company’s Form 1-A filed on July 22, 2022)**
6.15

Purchase and Sale Agreement, dated July 19, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.15 to the Company’s Form 1-A filed on July 22, 2022)**

6.16	Property Management Agreement between Here PM LLC and Series #8 (incorporated by reference to the copy thereof filed as Exhibit 6.16 to the Company’s Form 1-A filed on July 22, 2022)**
6.17

Residential Resale Real Estate Purchase Contract, dated August 3, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.17 to the Company’s Form 1-A filed on August 17, 2022)**

6.18	Property Management Agreement between Here PM LLC and Series #9 (incorporated by reference to the copy thereof filed as Exhibit 6.18 to the Company’s Form 1-A filed on August 17, 2022)**
6.19

California Residential Purchase Agreement, dated August 3, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.19 to the Company’s Form 1-A filed on August 17, 2022)**

6.20	Property Management Agreement between Here PM LLC and Series #10 (incorporated by reference to the copy thereof filed as Exhibit 6.20 to the Company’s Form 1-A filed on August 17, 2022)**
6.21

Residential Resale Real Estate Purchase Contract, dated August 7, 2022, among the sellers named therein and HCO 1 LLC (incorporated by reference to the copy thereof filed as Exhibit 6.21 to the Company’s Form 1-A filed on August 17, 2022)**

6.22	Property Management Agreement between Here PM LLC and Series #11 (incorporated by reference to the copy thereof filed as Exhibit 6.22 to the Company’s Form 1-A filed on August 17, 2022)**
6.23

Agreement of Sale, dated August 31, 2022, among the sellers named therein and HCO 1, LLC (incorporated by reference to the copy thereof filed as Exhibit 6.23 to the Company’s Form 1-A filed on September 7, 2022)**

6.24	Property Management Agreement between Here PM LLC and Series #13 (incorporated by reference to the copy thereof filed as Exhibit 6.24 to the Company’s Form 1-A filed on September 7, 2022)**
6.25

Oklahoma Contract of Sale for Real Estate, dated August 31, 2022, among the sellers named therein and HCO 1, LLC (incorporated by reference to the copy thereof filed as Exhibit 6.25 to the Company’s Form 1-A filed on September 7, 2022)**

6.26	Property Management Agreement between Here PM LLC and Series #14 (incorporated by reference to the copy thereof filed as Exhibit 6.26 to the Company’s Form 1-A filed on September 7, 2022)**

6.27	Purchase and Sale Agreement dated December 2, 2022 (incorporated by reference to the copy thereof filed as Exhibit 6.1 to the Company’s Form 1-A filed on December 13, 2022)**
6.28	Property Management Agreement between Here PM LLC and Series #16 (incorporated by reference to the copy thereof filed as Exhibit 6.2 to the Company’s Form 1-A filed on December 13, 2022)**
6.29	Purchase and Sale Agreement dated February 10, 2023 (incorporated by reference to the copy thereof filed as Exhibit 6.3 to the Company’s Form 1-A filed on February 14, 2023)**
6.30	Property Management Agreement between Here PM LLC and Series #17 (incorporated by reference to the copy thereof filed as Exhibit 6.4 to the Company’s Form 1-A filed on February 14, 2023)**
6.31	Purchase and Sale Agreement dated February 28, 2023 (incorporated by reference to the copy thereof filed as Exhibit 6.5 to the Company’s Form 1-A filed on March 1, 2023)**
6.32	Property Management Agreement between Here PM LLC and Series #18 (incorporated by reference to the copy thereof filed as Exhibit 6.6 to the Company’s Form 1-A filed on March 1, 2023)**
6.33	Purchase and Sale Agreement dated March 20, 2023 (incorporated by reference to the copy thereof filed as Exhibit 6.7 to the Company’s Form 1-A filed on March 21, 2023)**
8.1	Escrow Agreement (incorporated by reference to the copy thereof filed as Exhibit 8.1 to the Company’s Form 1-A filed on February 14, 2023)**
13.1	Testing the waters materials (incorporated by reference to the copy thereof filed as Exhibit 13 to the Company’s Form 1-A/A filed on January 28, 2022)**

**	Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida, on May 1, 2023.

Here Collection LLC

a Delaware limited liability company

By	HERE Investments Inc., a Delaware corporation Its: Managing Member

	By:	/s/ Corey Ashton Walters
	Name:	Corey Ashton Walters
	Title:	Chief Executive Officer

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Corey Ashton Walters	Chief Executive Officer, Chief Financial Officer and Director of Here Investments, Inc.	May 1, 2023
Corey Ashton Walters
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)